UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 2, 2012
Date of Report (Date of earliest event reported)

Kratos Defense & Security Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-34460	13-3818604
(Commission File Number)	(IRS Employer Identification No.)

4820 Eastgate Mall, Suite 200, San Diego, CA	92121
(address of principal executive offices)	(Zip Code)

(858) 812-7300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On August 2, 2012, Kratos Defense & Security Solutions, Inc. (the “Company”) issued a press release regarding the Company’s financial results for the second quarter for 2012.  The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01.  Exhibits.

Exhibit No.	Description
99.1	August 2, 2012 Press Release by Kratos Defense & Security Solutions, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kratos Defense & Security Solutions, Inc.

Date: August 2, 2012	By:	/s/ Deanna H. Lund
Deanna H. Lund
Executive Vice President, Chief Financial Officer

FOR IMMEDIATE RELEASE	Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com
Kratos Reports Second Quarter Fiscal 2012 Results

Formalizes Plan for Divestiture of Non-Core Businesses Now Reported as Discontinued Operations

Updates Fiscal 2012 Revenue, Adjusted EBITDA and Adjusted Free Cash Flow Guidance

SAN DIEGO, CA, August 2, 2012 – Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported second quarter fiscal year 2012 revenues from continuing operations of $219.8 million, which excludes approximately $1.8 million of revenues relating to certain non-core businesses Kratos announced today it plans to divest, and which are now reflected in results of discontinued operations.   Kratos' Second Quarter Fiscal 2012 revenues from continuing operations of $219.8 million increased sequentially approximately 4.9 percent over the first quarter of fiscal 2012 comparable revenues of $209.5 million, with all of this increase being generated from organic growth.  Kratos’ second quarter 2012 revenues increased approximately 28.5 percent over the second quarter of 2011, and Kratos’ revenue for the six-month period ended June 24, 2012 increased approximately 46 percent over the first fiscal six months of 2011. For the second quarter of fiscal 2012, Kratos reported adjusted EBITDA from continuing operations of $24.3 million, or 11.1 percent.  Kratos' book-to-bill ratio for the second quarter was 1.1 to 1.0, with a total backlog of $1.1 billion and a qualified bid and proposal pipeline of $4.1 billion at the end of the fiscal second quarter.

Pro Forma EPS from continuing operations for the second quarter of fiscal 2012 was $0.06.  Pro Forma EPS excludes the amortization of purchased intangibles and other costs related to Kratos’ strategic acquisitions, the accrual for unused office space expense and other expense and assumes the estimated cash to be paid for income taxes, reflecting the significant expected benefit from Kratos' over $300 million of Net Operating Loss carry forwards.

Kratos’ President & CEO, Eric DeMarco, said, “As we discussed last year when we acquired Integral Systems and also at the end of the first quarter, we have now completed our product and market review and have made the decision to divest certain non-core businesses that do not fit the strategic plan of the Company.  We have commenced the divestiture process, and we currently hope to have these divestitures completed by the end of this fiscal year.”

Mr. DeMarco continued, “Operationally, Kratos' second quarter results came in pretty much as expected, with sequential organic quarter-over-quarter revenue growth, and the business is positioned for even stronger organic sequential growth for the second half of the year.  In the second quarter, Kratos' Public Safety and Security (PSS) business generated substantially increased EBITDA margins over those of the first quarter, as we continued the integration of the critical infrastructure business we acquired at the beginning of 2012.  We expect Kratos' PSS business EBITDA margins to further expand sequentially quarter–over-quarter in the second half of this year, though not at the rate previously expected, as we have revised the integration plan to ensure successful customer project completion and satisfaction and the collection of the related contract receivables.  Accordingly, substantial completion of this integration effort is now planned for the first quarter of next year rather than the second half of 2012.  Importantly, we also expect continued sequential organic revenue growth from our PSS business in the second half of 2012, with a substantial portion of this expected revenue currently in booked backlog.”

Mr. DeMarco continued, “A second quarter programmatic highlight that we were able to publically disclose was the recent successful launch of a hypersonic propulsion research mission, HIFiRE 2, which was the fourth of a planned series of up to ten flights for this program.  Including this successful launch, Kratos' Rocket Support Services business in the second quarter continued to be one of the strongest performers for our Company, along with Kratos' electronic warfare, cyber, satcom and specialty training products businesses.  We are 100 percent focused on building our specialty products business, which is reflected in our substantially increased second quarter IR&D spend, where we accelerated some efforts previously scheduled for the second half of the year as a result of near term opportunities with certain National Security organizations.   In addition to Kratos’ critical infrastructure security business, second half 2012 sequential organic growth is expected from our satellite communications equipment and specialty programs equipment areas, where we received a number of large orders in the first half of 2012 with deliveries currently scheduled for the third and fourth quarters of this year.  Additionally, for the second half, we currently expect receipt of certain situational awareness and cyber security related software product orders, of which we had only a limited number during the first half of the year.  During the second quarter, Kratos' traditional government contracting services business continued to face an incredibly difficult environment, with the majority of procurements being awarded on a lowest cost, technically acceptable basis.  Though traditional government services represent less than approximately 12 percent of our business today, the service business continues to contract in a commoditizing and very challenging marketplace.”

Kratos also announced today that it is updating its previously provided fiscal year 2012 revenue and Adjusted EBITDA guidance, reflecting the recent acquisition of Composite Engineering, Inc. (CEI), which closed on July 2, 2012, the planned divestiture of the non-core businesses, which will now be reported as discontinued operations, the revised integration timeline for the previously acquired critical infrastructure security business, and continued reduced government services revenues resulting from the contraction of this business.

As a result of the planned divestiture of certain non-core businesses, the financial results of which are now classified as discontinued operations in Kratos' financial statements, for full fiscal year 2012, approximately $35 million of previously expected revenues will now be excluded from Kratos' financial guidance for continuing operations.  All reported Kratos financial information has been and will be recast to reflect these to be divested non-core businesses as discontinued operations.

Kratos will be reporting CEI’s operating results in its consolidated financial statements commencing July 2, 2012, the closing date of the acquisition of CEI by Kratos.  For calendar 2011, CEI reported revenue and Adjusted EBITDA of approximately $94.1 million and $16.0 million, respectively, with a recent annual organic growth rate of approximately 20 percent.  Additionally, approximately $8 million in previously forecasted annual Kratos revenues, which represented sales to CEI of certain electronics, ground flight control stations and onboard avionics for CEI aircraft, will now be eliminated in the consolidation of Kratos and CEI and excluded from Kratos' future guidance and consolidated results of operations.

After taking into consideration the CEI acquisition, the impact of the discontinued operations, the revised integration timeline of the critical infrastructure business and the impact of the traditional government services revenues, the Company is updating its full year 2012 guidance of revenues from continuing operations to approximately $950 million to $1.0 billion and Adjusted EBITDA from continuing operations of approximately $120 million to $125 million.  Kratos is also updating its previously provided full fiscal year 2012 Adjusted Free Cash Flow guidance to $50 million to $60 million, with Kratos' first and third fiscal quarters of 2012 expected to generate significant positive Adjusted Free Cash Flow and the second and fourth fiscal quarters of 2012 expected to reflect negative to break even Adjusted Free Cash Flow, primarily as a result of the Company’s bi-annual interest payments on its Senior Notes being payable in the second and fourth quarters.  For the second quarter of fiscal 2012, Kratos also experienced an Adjusted Free Cash Flow use as a result of an increase in specialty inventory products for certain National Security programs.  The products are currently scheduled for delivery in the second half of 2012 and in 2013, once the manufacturing process is complete.

Kratos is currently not expecting to provide fiscal 2013 financial guidance until at least the first calendar quarter of 2013, when the Company announces its fiscal fourth quarter 2012 results, due primarily to the current and expected continued potential significant United States Federal Government budgetary uncertainty, including a possible extended Continuing Resolution Authorization for Federal Fiscal 2013 and the possibility of a Sequestration or other macroeconomic or Federal budgetary related events.

Mr. DeMarco concluded, “We believe that the first half of 2012’s operational performance is validating our strategy over the past few years of deemphasizing traditional government services and focusing on building our specialty or niche technology based products business and securing our Nation's critical infrastructure.  We fully expect continued sequential organic growth in the second half of the year based on our current backlog and delivery schedules, as well as expanding EBITDA margins and operating cash flow.”

Management will discuss the financial results in a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing 866-393-0674, referencing the call by ID number 99951815.  The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiting www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS) is a specialized National Security technology business providing mission critical products, services and solutions for United States National Security.  Kratos' core capabilities are sophisticated engineering, manufacturing and system integration offerings for National Security platforms and programs. Kratos' areas of expertise include Command, Control, Communications, Computing, Combat Systems, Intelligence, Surveillance and Reconnaissance (C5ISR), satellite communication systems, unmanned systems, cyber warfare, cyber security, information assurance, and critical infrastructure security.  Kratos has primarily an engineering and technical oriented work force of approximately 4,400, many of whom hold an active National Security clearance, including Secret, Top Secret and higher.  The vast majority of Kratos' work is performed on a military base, in a secure facility or at a critical infrastructure location.  Kratos' primary end customers are United States Federal Government agencies, including the Department of Defense, classified agencies, intelligence agencies and Homeland Security related agencies.  News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements
This news release and filing contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, bid and proposal pipeline, demand for its products and services, performance of key contracts, timing and expected impact of integration and divestiture activities, and market and industry developments. Such statements are only predictions, and the Company’s actual results may differ materially. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that our cost cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011), risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; risks of our subcontractors or suppliers failure to perform their contractual obligations, including the appearance of counterfeit parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace which could reduce revenues and profit margins; risks associated with our planned divestiture of certain non-core businesses; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; and risks that the current economic environment will adversely impact our business. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 25, 2011, and in subsequent reports on Forms 10-Q and 8-K and in other filings made with the Securities and Exchange Commission by the Company.

Note Regarding Use of Non-GAAP Financial Measures

Adjusted Cash Flow From Operations is computed as Cash provided by operating activities from continuing operations excluding the payment of acquisition related items, and Adjusted Free Cash Flow is computed as Cash provided by operating activities from continuing operations excluding the payment of acquisition related items less payments for capital expenditures.  Pro Forma EPS is computed using net income excluding amortization of purchased intangibles, acquisition expenses, and unused office space expense less the estimated tax cash payments.  Certain of the information set forth herein, including Adjusted EBITDA, excluding losses from discontinued operations, transaction and other acquisition related costs, stock compensation expense and income from SWAP instruments, and the associated margin rates, and Pro Forma EPS are considered non-GAAP financial measures.  Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of the Company’s business and the Company’s cash flows from operations, excluding non-operational items and non-cash items such as acquisition related items, that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance and capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Kratos Defense & Security Solutions
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 24,	June 26,	June 24,	June 26,
	2012	2011	2012	2011

Service revenues	$ 112.1	$ 75.3	$ 214.2	$ 155.1
Product sales	107.7	95.8	215.1	138.8
Total revenues	219.8	171.1	429.3	293.9
Cost of service revenues	86.7	58.0	166.5	118.3
Cost of product sales	75.4	67.7	147.7	102.8
Total costs	162.1	125.7	314.2	221.1
Gross profit - services	25.4	17.3	47.7	36.8
Gross profit - products	32.3	28.1	67.4	36.0

Total gross profit	57.7	45.4	115.1	72.8

Selling, general and administrative expenses	32.5	23.8	64.6	39.3
Merger and acquisition expenses	1.5	1.8	2.4	7.6
Research and development expenses	4.8	1.2	8.4	1.8
Unused office space expense and other	1.4	-	1.4	-
Depreciation	1.2	0.7	2.4	1.4
Amortization of intangible assets	8.9	9.2	19.4	12.6
Operating income	7.4	8.7	16.5	10.1
Interest expense, net	(16.2)	(13.1)	(32.3)	(19.8)
Other income, net	0.5	-	0.9	0.3
Loss from continuing operations before income taxes	(8.3)	(4.4)	(14.9)	(9.4)
Provision (benefit) for income taxes	6.6	0.9	2.5	(0.3)
Loss from continuing operations	(14.9)	(5.3)	(17.4)	(9.1)
Income (loss) from discontinued operations, net of taxes	(2.3)	0.1	(2.8)	0.4
Net loss	$ (17.2)	$ (5.2)	$ (20.2)	$ (8.7)

Basic income (loss) per common share:
Loss from continuing operations	$ (0.36)	$ (0.22)	$ (0.47)	$ (0.40)
Income (loss) from discontinued operations, net of taxes	(0.05)	-	(0.07)	0.02
Net loss	$ (0.41)	$ (0.22)	$ (0.54)	$ (0.38)

Diluted income (loss) per common share:
Loss from continuing operations	$ (0.36)	$ (0.22)	$ (0.47)	$ (0.40)
Income (loss) from discontinued operations, net of taxes	(0.05)	-	(0.07)	0.02
Net loss	$ (0.41)	$ (0.22)	$ (0.54)	$ (0.38)

Weighted average common shares outstanding
Basic	41.7	23.8	37.1	22.6
Diluted	41.7	23.8	37.1	22.6

Adjusted EBITDA (1)	$ 24.3	$ 22.7	$ 49.4	$ 35.3

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) plus (income) loss from discontinued
operations, interest expense, net, other (income) related to SWAP instruments, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets, and acquisition related expenses.

Adjusted EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided Adjusted
EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. Adjusted
EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. Please refer to the following table that reconciles GAAP net income (loss) to Adjusted EBITDA:

Reconciliation of Net income (loss) to Adjusted EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 24,	June 26,	June 24,	June 26,
	2012	2011	2012	2011

Net loss	$ (17.2)	$ (5.2)	$ (20.2)	$ (8.7)
(Income) loss from discontinued operations	2.3	(0.1)	2.8	(0.4)
Acquisition expenses	1.5	1.8	2.4	7.6
Interest expense, net	16.2	13.1	32.3	19.8
Other income related to SWAP instruments	-	-	-	(0.3)
Provision (benefit) for income taxes	6.6	0.9	2.5	(0.3)
Depreciation *	3.4	2.2	6.5	3.6
Stock compensation	1.2	0.8	2.3	1.4
Adjustment to the liability for unused office space	1.4	-	1.4	-
Amortization of intangible assets	8.9	9.2	19.4	12.6

Adjusted EBITDA	$ 24.3	$ 22.7	$ 49.4	$ 35.3

* Includes depreciation reported in cost of service revenues and product sales.

Kratos Defense & Security Solutions
Unaudited Segment Data
(in millions)

	Three Months Ended		Six Months Ended
	June 24,	June 26,	June 24,	June 26,
	2012	2011	2012	2011
Revenues:
Government Solutions	$ 175.8	$ 145.3	$ 344.7	$ 242.7
Public Safety & Security	44.0	25.8	84.6	51.2
Total revenues	$ 219.8	$ 171.1	$ 429.3	$ 293.9

Operating income (loss) from continuing operations:
Government Solutions	$ 8.8	$ 9.7	$ 18.4	$ 16.3
Public Safety & Security	2.8	1.7	4.0	2.9
Other activities	(4.2)	(2.7)	(5.9)	(9.1)
Total operating income from continuing operations	$ 7.4	$ 8.7	$ 16.5	$ 10.1

Note: Other activities in the three months ended June 26, 2011 and June 24, 2012 include acquisition expenses of $4.8 million and $1.2 million, respectively, and for the six months ended June 24, 2012 and June 26, 2011 include acquisition expenses of $8.4 million and $1.8 million, respectively.

Reconciliation of consolidated Adjusted EBITDA to Adjusted EBITDA by segment is as follows:

	Three Months Ended		Six Months Ended
	June 24,	June 26,	June 24,	June 26,
	2012	2011	2012	2011

KGS	$ 20.6	$ 20.5	$ 43.7	$ 31.2
% of revenue	11.7%	14.1%	12.7%	12.9%
PSS	3.7	2.2	5.7	4.1
% of revenue	8.4%	8.5%	6.7%	8.0%
Total	$ 24.3	$ 22.7	$ 49.4	$ 35.3
% of revenue	11.1%	13.3%	11.5%	12.0%

Kratos Defense & Security Solutions
Unaudited Condensed Consolidated Balance Sheet
(in millions)

	As of
	June 24,	December 25
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$ 145.7	$ 69.6
Restricted cash	0.8	1.1
Accounts receivable, net	256.8	245.3
Inventoried costs	86.4	76.6
Prepaid expenses	12.6	12.7
Other current assets	18.8	15.7
Total current assets	521.1	421.0
Property and equipment, net	72.4	72.5
Goodwill	575.6	571.8
Intangibles, net	107.2	124.6
Other assets	23.0	26.3
Total assets	$ 1,299.3	$ 1,216.2
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 61.9	$ 48.8
Accrued expenses	52.9	50.7
Accrued compensation	33.8	39.8
Accrued interest	5.1	5.1
Billings in excess of costs and earnings on uncompleted contracts	37.1	36.2
Other current liabilities	32.1	33.2
Total current liabilities	222.9	213.8
Long-term debt principal, net of current portion	630.2	630.8
Long-term debt premium	20.8	22.8
Other long-term liabilities	33.9	36.2
Total liabilities	907.8	903.6
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized, $.001 par value, 0 shares outstanding at December 25, 2011 and June 24, 2012.	-	-
Common stock, $.001 par value, 195,000,000 shares authorized; 32,421,135 and 52,518,189 shares issued and outstanding at December 25, 2011 and June 24, 2012, respectively	-	-
Additional paid-in capital	819.9	720.6
Accumulated other comprehensive loss	(0.4)	(0.2)
Accumulated deficit	(428.0)	(407.8)
Total stockholders’ equity	391.5	312.6
Total liabilities and stockholders’ equity	$ 1,299.3	$ 1,216.2

Kratos Defense & Security Solutions
Unaudited Condensed Consolidated Statement of Cash Flows
(in millions)

	Six Months Ended
	June 24,	June 26,
	2012	2011
Operating activities:
Net loss	$ (20.2)	$ (8.7)
Less: Income (loss) from discontinued operations	(2.8)	0.4
Loss from continuing operations	(17.4)	(9.1)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities from continuing operations:
Depreciation and amortization	25.9	16.2
Deferred income taxes	1.3	0.2
Stock‑based compensation	2.3	1.4
Mark to market on swaps	-	(0.3)
Amortization of deferred financing costs	2.5	1.3
Amortization of premium on Senior Secured Notes	(2.1)	-
Provision for doubtful accounts	0.3	0.1
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	11.6	1.8
Inventoried costs	(9.6)	6.4
Prepaid expenses and other assets	(3.7)	3.9
Accounts payable	9.4	(9.2)
Accrued compensation	(6.6)	(2.1)
Accrued expenses	0.3	(7.7)
Billings in excess of costs and earnings on uncompleted contracts	(2.3)	(12.3)
Income tax receivable and payable	(1.5)	0.2
Other liabilities	(0.6)	(0.9)
Net cash provided by (used in) operating activities from continuing operations	9.8	(10.1)
Investing activities:
Cash paid for acquisitions, net of cash acquired	(21.5)	(249.2)
Decrease in restricted cash	0.3	1.2
Capital expenditures	(6.2)	(2.7)
Net cash used in investing activities from continuing operations	(27.4)	(250.7)
Financing activities:
Proceeds from the issuance of long-term debt	-	305.0
Proceeds from the issuance of common stock	97.0	61.1
Debt issuance costs	(1.0)	(14.6)
Repayment of debt	(0.5)	(2.2)
Cash paid for contingent acquisition consideration	(2.5)	-
Other	(0.3)	1.0
Net cash provided by financing activities from continuing operations	92.7	350.3
Net cash flows from continuing operations	75.1	89.5
Net operating cash flows from discontinued operations	1.3	0.1
Effect of exchange rate changes on cash and cash equivalents	(0.3)	-
Net increase in cash and cash equivalents	76.1	89.6
Cash and cash equivalents at beginning of period	69.6	10.8
Cash and cash equivalents at end of period	$ 145.7	$ 100.4

Kratos Defense & Security Solutions
Unaudited Non-GAAP Measures
Adjusted Earnings Before Amortization and Acquisition Related Expenses
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 24,	June 26,	June 24,	June 26,
	2012	2011	2012	2011

Loss from continuing operations before taxes	$ (8.3)	$ (4.4)	$ (14.9)	$ (9.4)
Add: Amortization of intangible assets	8.9	9.2	19.4	12.6
Add: Adjustment to the liability for unused office space	1.4	-	1.4	-
Add: Merger and acquisition expenses	1.5	1.8	2.4	7.6
Adjusted income from continuing operations before income taxes	$ 3.5	$ 6.6	$ 8.3	$ 10.8

Estimated cash tax provision	1.2	0.7	2.4	1.6
Adjusted income from continuing operations before acquisition and amortization expenses	$ 2.3	$ 5.9	$ 5.9	$ 9.2

Diluted income per common share:
Adjusted income from continuing operations	$ 0.06	$ 0.25	$ 0.16	$ 0.41

Weighted average common shares outstanding
Diluted	41.7	23.8	37.1	22.6

Adjusted Cash Flows From Operations
(in millions)

	Three Months Ended		Six Months Ended
	June 24,	June 26,	June 24,	June 26,
	2012	2011	2012	2011
Net cash provided by (used in) operating activities from continuing operations	$ (15.2)	$ (6.9)	$ 9.8	$ (10.1)
Add: Acquisition related items	0.6	12.2	2.9	13.9
Adjusted cash flows from operations	$ (14.6)	$ 5.3	$ 12.7	$ 3.8

-end-